                                                                     EXHIBIT 4.6

                                                                  EXECUTION COPY



                              SECURITY AGREEMENT



                         Dated as of December 6, 1999



                                    Between



                CITY OF SYRACUSE INDUSTRIAL DEVELOPMENT AGENCY,
                    a New York public benefit corporation,


                                      and


                     U.S. BANK TRUST NATIONAL ASSOCIATION,
                       as Agent for the Secured Parties
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                               TABLE OF CONTENTS

                                 ____________

                                                                            PAGE
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
Section 1.  Definitions.................................................     2
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Section 2.  Assignment, Pledge and Grant of Security Interest...........     2
                                                                             -
Section 3.  Events of Default...........................................     7
                                                                             -
Section 4.  Remedies....................................................     7
                                                                             -
Section 5.  Remedies Cumulative; Delay Not Waiver.......................     9
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Section 6.  Covenants...................................................    10
                                                                            --
Section 7.  Notices.....................................................    10
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Section 8.  Further Assurances..........................................    11
                                                                            --
Section 9.  Place of Perfection; Records................................    11
                                                                            --
Section 10. Covenants of Grantor........................................    12
                                                                            --
Section 11. Continuing Assignment and Security Interest; Transfer of
            Senior Secured Notes........................................    12
                                                                            --
Section 12. Severability................................................    12
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Section 13. Successors and Assigns......................................    12
                                                                            --
Section 14. Headings....................................................    13
                                                                            --
Section 15. Governing Law...............................................    13
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Section 16. References to Other Documents...............................    13
                                                                            --
Section 17. Agreement for Security Purposes.............................    13
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Section 18. Scope of Liability..........................................    13
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Section 19. Regarding the Agent.........................................    13
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Section 20. Limitation of the Grantor's Liability.......................    14
                                                                            --
Section 21. POA Indemnification of the Grantor..........................    15
                                                                            --

                              SECURITY AGREEMENT

     This Security Agreement ("Agreement") dated as of December 6, 1999, is entered into by and between the City of Syracuse Industrial Development Agency, a New York public benefit corporation (the "Grantor") and U.S. Bank Trust National Association, ("Agent"), as Agent for the benefit of the holders from time to time (the "Holders" and, together with the Agent and the Trustee, the "Secured Parties") of the Senior Secured Notes issued pursuant to the Financing Agreement described below.

                                    PREFACE

     Grantor and POA (as defined below) intends to operate the Project (as defined in the Financing Agreement described below) located in Syracuse, Onondaga County, New York.

     Project Orange Funding, L.P. ("Funding L.P."), a Delaware limited partnership (together with its successors, including Project Orange Associates, L.P. ("Orange L.P."), a Delaware limited partnership, as the survivor of the merger of Funding L.P. with and into Orange L.P. concurrently with the issuance and sale of the Senior Secured Notes referred to below, and the execution and delivery of this Agreement by the parties hereto ("POA"), Project Orange Capital Corp., a Delaware corporation ("Capital Co." and together with POA, the "Issuers") and U.S. Bank Trust National Association, as Trustee (the "Trustee") and as Agent, have entered into that certain Indenture dated as of December 6, 1999 (the "Financing Agreement") for the issuance by the Issuers of $68 million principal amount of its 10.5% Senior Secured Notes due 2007 (the " Series A Notes").

     The Holders of the Series A Notes will have the registration rights set forth in the Registration Rights Agreement dated as of December 6, 1999 between the Issuers and Donaldson Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") pursuant to which the Issuers agree to file with the Securities and Exchange Commission (i) a registration statement relating to 10.5% Senior Secured Notes due 2007 (the "Series B Notes") to be offered in exchange for the Series A Notes and (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act of 1933 relating to the resale by certain Holders of the Series A Notes. The Series A Notes and the Series B Notes are collectively referred to herein as the "Senior Secured Notes".

     As a condition precedent to the issuance of the Series A Notes under the Financing Agreement, Orange L.P. shall have granted the assignment and security interest contemplated by the Security Agreement dated as of December 6, 1999 between Orange L.P. and the Agent.

     As a condition precedent to the issuance of the Series A Notes under the Financing Agreement, Grantor shall have granted the assignment and security interest contemplated by this Agreement.

                                   AGREEMENT

     In consideration of the premises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with the Agent as follows:

     Section 1. Definitions. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Financing Agreement.

     Section 2.  Assignment, Pledge and Grant of Security Interest.

     (a) To secure the timely payment and performance of the Obligations (as that term is defined in this Section), Grantor does hereby assign, grant and pledge to, and subject to a security interest in favor of, the Agent, on behalf of and for the benefit of the Secured Parties, all the estate, right, title and interest, if any (and subject to the last sentence of this Section 2(a)), of Grantor in, to and under:

          (i) the following agreements and documents, as amended from time to time (individually, an "Assigned Agreement," collectively, the "Assigned Agreements"):

               (A)  the Niagara Mohawk Agreements;

               (B)  the Canadian Hunter Agreements;

               (C)  the O&M Agreement;

               (D)  the Fuel Supply Agreements;

               (E)  the PILOT Agreement;

               (F)  the Natural Gas Transportation Agreements;

               (G)  the Asset Manager Agreements;

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               (H)  the University Agreements;

               (I)  the Steam Plant Operating Agreement;

               (J)  the Host Community Agreement;

               (K) insurance policies required to be maintained by Grantor or the Issuers or any other Person under the Financing Documents, including, without limitation, any such policies insuring against loss of revenues by reason of interruption of the operation of the Project and all loss proceeds and other amounts payable to Grantor thereunder, and all eminent domain proceeds;

               (L) any agreements providing for the investment of equity or payment of liquidated damages with respect to the Project entered into on or after the date hereof;

               (M) all other agreements, including vendor warranties, running to Grantor or assigned to Grantor, relating to transport of material, equipment and other parts of the Project, including all Project Documents;

               (N) the Ground Lease, the Easement Agreements, the Master Lease and any other lease or sublease agreements or easement agreements relating to the Project or the Premises or any ancillary facilities, to which Grantor may become a party;

               (O) each Additional Project Document, and any other agreements to which Grantor may become a party relating to the operation of the Project or any part thereof;

               (P) all amendments, supplements, substitutions and renewals to any of the aforesaid agreements; and

               (Q)  all Applicable Permits;

          (ii) all revenues derived in any other manner by Grantor from its leasehold interest in the Project and the operation of the Project;

          (iii) all other personal property and fixtures of Grantor related to or arising from its leasehold interest in the Project, whether now owned or existing or hereafter acquired or arising, or in which Grantor may have an interest, and wheresoever located, whether or not of a type which may be subject to a security interest under the Uniform Commercial Code (the "UCC"), including without limitation all goods, money, instruments, investment securities, accounts, contract rights, documents, deposit accounts, chattel paper, general intangibles, equipment, inventory, machinery, tools, turbine generators (including without limitation those certain LM5000 STIG 80 gas turbine generator sets and incorporating two (2) GE aircraft derivative gas turbine engines, serial numbers 474157 and 474158, and two (2) Brush Electric generators, serial numbers 611 73A-3G and 611 73A-5G, and any replacements thereof), boilers (including without limitation that certain three pressured level, natural circulation, finned tube heat recovery steam generator with supplemental firing capability fabricated by Deltek and any replacements thereof), engines, appliances, mechanical and electrical systems, elevators, lighting, alarm systems, fire control systems, furnishings, furniture, service equipment, building or maintenance equipment, building or maintenance materials, pipes and pipelines, supplies, goods and property covered by any warehouse receipts or bills of lading or other such documents, spare parts, maps, plans, specifications, architectural, engineering, construction or shop drawings, manuals or similar documents, copyrights, trademarks and trade names, and any replacements, renewals or substitutions for any of the foregoing or additional tangible or intangible personal property hereafter acquired by Grantor;

          (iv) the Accounts (as defined in the Depositary Agreement), including any sub-accounts within such accounts, and all other accounts and sub-accounts established by the Collateral Agent pursuant to the Depositary Agreement;

          (v) all Permitted Investments and other investment property and the proceeds thereof; and

          (vi) the proceeds of all of the foregoing (all of the collateral described in the foregoing clauses (i) through (v) together with the proceeds described in this clause (vi) being herein collectively referred to as the "Collateral"), including, without limitation, (A) all rights of Grantor to receive moneys due and to become due under or pursuant to the Collateral, (B) all rights of Grantor to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the Collateral, (C) all claims of Grantor for damages arising out of or for breach of or default under the Assigned

     Agreements or any other Collateral, (D) all rights of Grantor to terminate, amend, supplement, modify or waive performance under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder and (E) to the extent not included in the foregoing, all proceeds receivable or received when any and all of the foregoing Collateral is sold, collected, exchanged or otherwise disposed of, whether voluntarily or involuntarily.

     Anything contained in this Agreement or any other Financing Documents to the contrary notwithstanding, Grantor is not assigning, granting or pledging to, nor subjecting to a security interest in favor of, the Agent or the Secured Parties any of Grantor's estate, right, title, interest in, to or under (1) any of the Unassigned Rights or any revenues derived therefrom, (2) without limiting the generality of Section 6(j) hereof or any other obligation of Grantor under the Financing Documents, any agreement purported to be assigned pursuant to clause (M) of Section 2(a)(i) hereof or any Applicable Permit, in each case the assignment of which constitutes a breach or violation of the terms or conditions of such agreement or Permit, (3) any of the Excluded Accounts, (4) the Steam Plant and any improvements, accessions or additions thereto, (5) insurance proceeds relating to the Steam Plant or (6) any turbine or associated equipment leased by POA from General Electric Company or its affiliates pursuant to its lease engine support program and neither the Agent nor its successors and assigns will acquire or claim any right, title or interest in or lien on such turbine or associated equipment by reason of its being installed at the Project.

     (b) In order to effectuate the foregoing, POA has heretofore delivered or concurrently with the delivery hereof is delivering to the Agent, a photocopy of an executed counterpart of each of the Assigned Agreements. POA will likewise deliver to Agent a photocopy of an executed counterpart of each future lease, operation agreement, maintenance agreement and other agreement relating to the Project, and amendments and supplements to the foregoing, included in the Collateral, as they are entered into by Grantor promptly upon the execution thereof. If delivery to the Agent of an executed counterpart of any agreement leaves Grantor without an executed counterpart thereof, the Agent will release its executed counterpart to Grantor upon Grantor's request, provided that no Event of Default hereunder shall have occurred and be continuing, for Grantor's temporary use in the enforcement of such agreement by judicial proceedings. Nothing herein shall be construed as or shall constitute the consent or approval of the Agent or any Holder to or of any such future lease, operation agreement, maintenance agreement or other material agreement relating to the Project.

     (c) Anything herein contained to the contrary notwithstanding, Grantor shall remain liable under each of the Assigned Agreements, to perform all of the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and the Agent shall have no obligation or liability under any of such Assigned Agreements by reason of or arising out of this Agreement, nor shall the Agent be required or obligated in any manner to perform or fulfill any obligations of Grantor thereunder or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

     (d) Grantor does hereby constitute the Agent, acting on behalf of and for the benefit of the Secured Parties, the true and lawful attorney of Grantor, irrevocably, with full power upon and during the continuance of an Event of Default (in the name of Grantor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of the Assigned Agreements or any of the other Collateral, including, without limitation, any insurance policies with respect to the Project, to elect remedies thereunder, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings in connection therewith which the Agent may deem to be necessary or advisable, provided, however, that the Agent shall give Grantor notice of any action taken by the Agent as such attorney-in-fact promptly after taking such action (provided that the Agent's failure to promptly give any such notice shall in no way affect the Agent's rights hereunder).

     (e) Grantor agrees that, if any default by Grantor under any of the Assigned Agreements shall occur, the Agent shall, at its option, be permitted (but shall not be obligated) to remedy any such default by giving written notice of such intent to Grantor and to the parties to each Assigned Agreement in default. As between the Agent and the Grantor, the Agent shall have a reasonable opportunity, but not fewer than sixty (60) days (or such other period as the Agent and the Persons other than Grantor who are parties to the Assigned Agreement may agree) after giving such notice, in which to cure such default and upon the commencement thereof will proceed diligently to cure such default. Any curing by the Agent of Grantor's default under any of the Assigned Agreements shall not be construed as an assumption by the Agent of any obligations, covenants or agreements of Grantor under such Assigned Agreements, and the Agent shall not incur any liability to Grantor or any other Person as a result of any actions undertaken by the Agent in curing or attempting to cure any such default. This Agreement shall not be deemed to release or to affect in any way the obligations of Grantor under the Assigned Agreements.

     (f) This Agreement secures the payment and performance of all obligations of Grantor and the Issuers and the other Credit Parties, now existing or hereafter arising, owing to the Secured Parties pursuant to the terms of the Indenture, the Senior Secured Notes and the Collateral Documents including, without limitation: (a) the principal, premium, if any, or interest on the Senior Secured Notes (including any interest accruing after the commencement of any bankruptcy or insolvency proceeding relating to the Issuers, whether or not such interest is allowed or allowable as a claim in any such proceeding), and all other obligations and liabilities of the Issuers including, without limitation, indemnities, fees and interest incurred under, arising out of or in connection with the Indenture, the Senior Secured Notes and the Collateral Documents, (b) any and all sums advanced by or on behalf of the Issuers in order to preserve the Collateral or preserve its interest in the Collateral, and (c) in the event of any proceeding for collection or enforcement by or on behalf of any Secured Party after an Event of Default shall have occurred and be continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by or on behalf of any Secured Party of its rights under the Indenture, the Senior Secured Notes and the Collateral Documents, together with attorneys' fees and court costs (all such obligations being herein called the "Obligations").

     Section 3. Events of Default. The occurrence of an Event of Default under the Financing Agreement (as such term is defined in the Financing Agreement), whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, shall constitute an Event of Default hereunder.

     Section 4.  Remedies.  Subject to the terms of the Financing Agreement,

     (a) if any Event of Default has occurred and is continuing, the Agent may

            (i) declare all amounts payable by the Issuers under the Financing Agreement and the Senior Secured Notes to be due and payable immediately, and thereupon the same shall become immediately due and payable;

            (ii) proceed to protect and enforce the rights vested in it by this Agreement, including, but not limited to, the right to cause all revenues hereby pledged as security and all other moneys pledged hereunder to be paid directly to it, and to enforce its rights hereunder to such payments and all other rights hereunder by such appropriate judicial proceedings as it shall deem most effective to protect and enforce any of such rights, either at law or in equity or otherwise, whether for specific enforcement of any covenant or agreement contained in any of the Assigned Agreements, or in aid of the exercise of any power therein or herein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right vested in it by this Agreement or by law;

          (iii) cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to collect or enforce any obligations or rights included in the Collateral, or to foreclose or enforce any other agreement or other instrument by or under or pursuant to which such obligations are issued or secured, subject in each case to the provisions and requirements thereof;

          (iv) sell or otherwise dispose of any or all of the Collateral or cause the Collateral to be sold or otherwise disposed of in one or more sales or transactions, at such prices as the Agent may deem best, and for cash or on credit or for future delivery, without assumption of any credit risk, at any broker's board or at public or private sale, without demand of performance or notice of intention to sell or of time or place of sale (except such notice as is required by applicable law and cannot be waived or as is otherwise expressly agreed to by the parties herein or in any other Financing Document), it being agreed that the Agent may be a purchaser on behalf of the Secured Parties, or on its own behalf at any such sale and that the Agent or anyone else who may be the purchaser of any or all of the Collateral so sold shall thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any equity of redemption, of Grantor, any such demand, notice or right and equity being hereby expressly waived and released to the extent permitted by law;

          (v) incur expenses, including attorneys' fees, consultants' fees, and other costs appropriate to the exercise of any right or power under this Agreement;

          (vi) perform any obligation of Grantor hereunder or under any other Financing Document, and make payments, purchase, contest or compromise any encumbrance, charge, or lien, and pay taxes and expenses, without, however, any obligation so to do;

          (vii) take possession of the Collateral and render it usable, and repair and renovate the same, without, however, any obligation so to do, and enter upon the Site or any other location where the same may be located for that purpose, control, manage, operate, rent and lease the Collateral, either separately or in conjunction with the Project, collect all rents and income from the Collateral and apply the same to reimburse the Agent, or any agent acting on its behalf, for any cost or expenses incurred hereunder or under any of the Financing Documents and to the payment or performance of Grantor's obligations hereunder or under any of the Financing Documents, and apply any remaining excess balance to whomsoever is legally entitled thereto;

          (viii) secure the appointment of a receiver of the Project and/or the Collateral or any part thereof; or

          (ix) exercise any other or additional rights or remedies granted to a secured party under the UCC. If, pursuant to applicable law, prior notice of any such action is required to be given to Grantor, Grantor hereby acknowledges that the minimum time required by such applicable law, or if no minimum is specified, five (5) Business Days, shall be deemed a reasonable notice period.

     (b) All costs and expenses (including, but without being limited to, reasonable attorneys, fees and expenses) incurred by the Agent in connection with any such suit or proceeding, or in connection with the performance by the Agent of any of Grantor's agreements contained in any exercise of its rights or remedies hereunder, including, without limitation, any of the Assigned Agreements pursuant to the terms of this Agreement, together with interest thereon (to the extent permitted by law) computed at a rate per annum equal to the Default Rate (as defined in the Financing Agreement) from the date on which such costs or expenses are incurred to the date of payment thereof, shall constitute additional indebtedness secured by this Agreement and shall be paid by POA to the Agent on behalf of and for the benefit of the Secured Parties on demand.

     (c) Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be deposited in the Redemption Account to be held, applied and released in accordance with the Depositary Agreement.

     Section 5. Remedies Cumulative; Delay Not Waiver. (a) No right, power or remedy herein conferred upon or reserved to the Agent is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Agent, may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.

       (b) No delay or omission of the Agent to exercise any right or power accruing upon the occurrence and during the continuance of any Event of Default as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Agreement may be exercised from time to time, and as often as shall be deemed expedient, by the Agent.

       Section 6.  Covenants.  Grantor covenants as follows:

       (a) Grantor will perform and comply, in all material respects, with all obligations and conditions on its part to be performed under each of the Assigned Agreements.

       (b) Grantor will not directly or indirectly create, incur, assume or suffer to exist any liens (except for Permitted Liens) on or with respect to any property or assets constituting a part of the Collateral and Grantor will at POA's cost and expense promptly take such action as may be necessary to discharge any such liens on or with respect to any properties or assets constituting a part of the Collateral.

       (c) Grantor will not make any other assignment of its rights under the Assigned Agreements other than to the Issuers as contemplated by the Operative Documents (as in effect on the Closing Date) and other than such assignments as constitute Permitted Liens.

       (d) Grantor agrees that any action or proceeding to enforce this Agreement or any Assigned Agreement may be taken by the Agent either in Grantor's name or in the Agent's name, as the Agent may deem necessary.

       (e) Except as otherwise permitted under the Financing Agreement, Grantor shall not without the prior written consent of the Agent, modify, amend, terminate, waive or supplement any provision of any Assigned Agreement or any other agreement, contract or instrument included in the Collateral.

       Section 7. Notices. Unless otherwise specifically herein provided, all notices required or permitted under the terms and provisions hereof shall be in writing and any such notice shall become effective upon delivery in accordance with Section 9.02 of the Financing Agreement.

       Section 8. Further Assurances. (a) Grantor agrees that from time to time, at the expense of POA, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or that the Agent may reasonably request, in order to perfect and protect the assignment and security interest granted or intended to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will: (i) if any Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Agent for the benefit of the Secured Parties such note or instrument duly endorsed (without recourse) and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent and (ii execute and file such financing or continuation statements, or amendments thereto, and such other instruments, endorsements or notices, as may be reasonably necessary or desirable, and as the Agent may reasonably request, in order to perfect and preserve the assignments and security interests granted or purported to be granted hereby; provided, however, that this Section 8(a) shall not apply to any component, subassembly or supply of materials (x) which is located outside the State of New York and (y) which has a purchase price of less than $1,000,000, in each case before delivery of such component, subassembly or supply into the State of New York.

       (b) Grantor hereby authorizes the Agent to file one or more financing or continuation statements and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor where permitted by law. Copies of any such statement or amendment thereto shall promptly be delivered to Grantor.

       (c) POA shall pay all filing, registration and recording fees or refiling, re-registration and re-recording fees, and all expenses incident to the execution and acknowledgment of this Agreement, any assurance, and all Federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, any agreement supplemental hereto and any instruments of further assurance.

       Section 9. Place of Perfection; Records. The location of Grantor's place of business and chief executive office is 233 Washington Street, Syracuse, New York 13202. Grantor shall give the Agent at least thirty (30) Business Days' notice before it changes the location of its place of business and chief executive office and shall at the expense of POA execute and deliver such instruments and documents as required to maintain a prior perfected security interest and as requested by the Agent. Grantor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

     Section 10. Covenants of Grantor. POA shall pay, before the imposition of any fine, penalty, interest or cost attached thereto, all taxes, assessments and other governmental or non-governmental charges or levies now or hereafter assessed or levied against the Collateral or upon the security interest provided for herein (except for liens for taxes and assessments not then delinquent or which POA may, pursuant to the definition of "Permitted Liens" in the Financing Agreement, permit to remain unpaid), as well as pay, or cause to be paid, all claims for labor, materials or supplies which, if unpaid, might become a prior Lien (other than a Permitted Lien) thereon, and will deliver receipts showing payment of any of the foregoing to the Agent upon request.

     Section 11. Continuing Assignment and Security Interest; Transfer of Senior Secured Notes. This Agreement shall create a continuing assignment of and security interest in the Collateral and shall (a) remain in full force and effect until payment and performance in full of the Obligations (b) be binding upon Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent, to the benefit of the Agent and its respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), subject to the terms of the Financing Agreement, the Holders may assign or otherwise transfer the Senior Secured Notes or other evidences of indebtedness held by them to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Holders herein or otherwise. Upon the payment in full of the Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination, the Agent will, at POA's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

     Section 12. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 13. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns; provided, however, that Grantor may not assign or delegate its rights or obligations hereunder without the prior written consent of the Agent.

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     Section 14.  Headings. The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     Section 15. Governing Law. This Agreement, including all matters of construction, validity and performance and matters relating to the creation, validity, enforcement or priority of the lien of, and security interests created by, this Agreement upon the Collateral shall be governed by the laws of the State of New York.

     Section 16. References to Other Documents. All defined terms used in this Agreement which refer to other documents shall be deemed to refer to such other documents as they may be amended, supplemented or replaced from time to time, provided such documents were not amended in breach of a covenant contained in any agreement to which Grantor or the Agent is a party.

     Section 17. Agreement for Security Purposes. This agreement is for security purposes only. Accordingly, the Agent shall not, have a right pursuant to this Agreement, to enforce Grantor's rights with respect to the Collateral until such time as an Event of Default shall have occurred and is continuing at the time such enforcement is sought.

     Section 18. Scope of Liability. This Agreement is one of the Financing Documents referred to in the Financing Agreement, and the recourse of the Agent and the other Secured Parties against the Grantor and any of its Affiliates, stockholders, officers, directors, partners or employees, for any liability to the Agent or the other Secured Parties arising under this Agreement shall be limited to the extent provided in the Financing Agreement.

     Section 19. Regarding the Agent. The Agent shall be afforded in respect of this Agreement all of the rights, powers, protections, immunities and indemnities set forth in Article 4 and Article 5 of the Depositary Agreement which are applicable between the Agent and the Issuer thereunder, and the provisions of Article 4 and Article 5 of the Depositary Agreement which are applicable between the Agent and the Issuer thereunder shall inure to the benefit of the Agent in respect to this Agreement and be binding upon POA in such respect, in each case as if the same were specifically set forth herein, mutatis mutandis. In furtherance and not in derogation of such rights, powers, protections, immunities and indemnities set forth in Article 4 and Article 5 of the Depositary Agreement:

     (a) The Agent is authorized to take all such action as is provided to be taken by it as the Agent hereunder and all other action incidental thereto. As to any matters

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

not expressly provided for herein the Agent shall act or refrain from acting in accordance with written instructions from the Required Holders or, in the absence of such instructions, in accordance with its discretion.

       (b) The Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Lien on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by the Grantor.

       (c) At any time or times, in order to comply with any legal requirement in any jurisdiction, the Agent may appoint another bank or trust company or one or more other Persons, either to act as co-agents or co-agents, jointly with the Agent, or to act as separate agent or agents on behalf of the Agent with such power and authority of the Agent as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Agent, include extending to such co-agent or separate agent the provisions for the protection of the Agent contained in
Article 4 and Article 5 of the Depositary Agreement).

       Section 20. Limitation of the Grantor's Liability. (a) The obligations and agreements of the Grantor contained herein and in any financing statement, fixture filing or other instrument or document executed in connection herewith or supplemental hereto shall be deemed the obligations and agreements of the Grantor and not of any members, officers, agents (other than POA) or employee of the Grantor in his or her individual capacity; and the members, officers, agents (other than POA) and employees of the Grantor shall not be liable personally herein or thereon or be subject to any personal liability or accountability based upon or in respect hereof or thereof or of any transaction contemplated hereby. The obligations and agreements of the Grantor contained herein or therein shall not constitute or give rise to an obligation of the State of New York or of the City of Syracuse, and neither the State of New York nor the City of Syracuse shall be liable hereon or thereon. Further, such obligations and agreements shall not constitute or give rise to a general obligation of the Grantor, but rather shall constitute limited obligations of the Grantor, enforceable solely against the Collateral and the revenues and proceeds derived by the Grantor from the Collateral, except the Unassigned Rights and the revenues and proceeds from the Unassigned Rights.

       (b) No order or decree of specific performance with respect to any of the obligations of the Grantor hereunder shall be sought or enforced unless:

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

          (i) The party seeking such order or decree shall first have requested the Grantor in writing to take the action sought in such order or decree of specific performance, and ten (10) days shall have elapsed from the date of receipt of such request, and the Grantor shall have refused to comply with such request (or if compliance therewith would reasonably be expected to take longer than ten (10) days, shall have failed to institute and diligently pursue action to cause compliance with such request) or failed to respond within such notice period; and

          (ii) If the Grantor refuses to comply with such request and the Grantor's refusal to comply is based on its reasonable expectation that it will incur fees and expenses, POA or the party seeking such order or decree shall have placed in an account with the Grantor an amount or undertaking sufficient to cover such reasonable fees and expenses; and

          (iii) If the Grantor refuses to comply with such request and the Grantor's refusal to comply is based on its reasonable expectation that it or any of its members, officers, agents (other than POA) or employees shall be subject to potential liability, POA or the party seeking such order or decree shall (1) agree to indemnify and hold harmless the Grantor and its members, officers, agents (other than POA) and employees against any liability incurred as a result of its compliance with such demand; and (2) if requested by the Grantor, furnish to the Grantor satisfactory security to protect the Grantor and its members, officers, agents (other than POA) and employees against all liability expected to be incurred as a result of compliance with such request.

If the Grantor shall request any deposit, undertaking, indemnity or security pursuant to this Section 20, (i) POA shall promptly after receipt of such request furnish the same to the Grantor, (ii) the Grantor shall accept the same from POA, and (iii) if POA shall fail to furnish the same, the Grantor shall accept the same from the party seeking such order or decree. Any failure to provide any notice, deposit, indemnity or security to the Grantor pursuant to this Section 20 shall not alter the force and effect of any Default or Event of Default.

     Section 21. POA Indemnification of the Grantor. POA and the Grantor agree that the provisions of Section 10.3 "Indemnification" of the Master Lease are
                                     ---------------
incorporated herein by reference and shall be applicable, mutatis mutandis, as between POA and the Grantor under and with respect to this Agreement.

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

     IN WITNESS WHEREOF, Grantor and Agent have caused this Security Agreement to be duly executed by their signatories thereunto duly authorized, as of the day and year first above written.

                                          CITY OF SYRACUSE INDUSTRIAL
                                          DEVELOPMENT AGENCY

                                          By: /s/ Vito Sciscioli
                                             ___________________________________
                                             Name: Vito Sciscioli
                                             Title: Vice Chairman


                                          U.S. BANK TRUST NATIONAL ASSOCIATION,
                                            as Agent for the benefit of the
                                            Secured Parties


                                          By: /s/ Ward A. Spooner
                                             ___________________________________
                                             Name: Ward A. Spooner
                                             Title: Vice President


                                          Consented and Agreed to:

                                          PROJECT ORANGE FUNDING, L.P.,
                                          a Delaware limited partnership

                                          By:  G.A.S. Orange Associates, L.L.C.,
                                               a Delaware limited liability
                                               company, its general partner

                                               By: /s/ Douglas Corbett
                                                  ______________________________
                                                  Name: Douglas Corbett
                                                  Title: Vice President

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